Exhibit 99.2

   NOVELIS FORECASTS IMPROVED FINANCIAL PERFORMANCE IN 2007 FOLLOWING YEAR OF
                               TRANSITION IN 2006

   MANAGEMENT TO PROVIDE FINANCIAL GUIDANCE ON INVESTOR CONFERENCE CALL TODAY

     ATLANTA, Sept. 29 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL) (TSX:
NVL) today said it would be providing the following guidance for 2006 and 2007 as part of the strategic and financial update conference call it is holding with investors today at 8:30 a.m. ET. On the call, Novelis will report that:

     - The Company continues to generate solid cash flow. Novelis expects total free cash flow for 2006 to be between $150 million and $200 million, and believes it will remain in that range for 2007 as the Company improves its risk mitigation program.

     - The Company anticipates a return to positive earnings before taxes in 2007. For the full year of 2006, Novelis expects to post a loss before taxes of between $240 million and $285 million. For the full year of 2007, the Company anticipates earnings before taxes of between $35 million and $100 million. This expected upswing is due primarily to the elimination of half of the Company's can sheet price ceiling exposure, expected increases in rolled product shipments, and expected corporate cost reductions.

     - The Company estimates that shipments for 2006 will be between 3,140 and 3,170 kilotonnes (kt). In 2007, shipments are forecasted to grow by 3 to 4 percent compared to 2006.

     - For 2006, Novelis estimates capital expenditures of between $110 million and $115 million. For 2007, the Company expects that its capital expenditure run rate will return to traditional investment levels of between $165 million and $175 million.

     - Longer term, the Company will target an annual growth rate of 7 to 10 percent for regional income less corporate costs; annual returns on invested capital exceeding 12%; annual free cash flow surpassing $400 million; and a debt-to-EBITDA ratio of between 2.5x and 3.0x.

     Novelis said that all forward estimates assume an average price for primary aluminum of $2,500 per metric ton on the London Metal Exchange.

     "We believe that we are nearing the end of a difficult transition period," said William T. Monahan, Chairman and Interim Chief Executive Officer. "The fundamentals of our business remain strong, and we are pleased with our future outlook as the result of the actions we have taken, and will continue to take, to enhance shareholder value."

     The Company reiterated that it is on track to file its Form 10-Q for the second quarter by October 20, 2006, and to be current with its filings once it files its third-quarter report during the fourth quarter.

     The Company also noted that its previously reported commitments for backstop financing facilities totaling $2.855 billion from Citigroup Global Markets Inc. have been extended to October 31, 2006. In the event that Novelis is not able to file its quarterly report on Form 10-Q for the second quarter of 2006 by the deadlines defined in the notice of default and in its Credit Agreement waiver, the backstop financing facilities would provide the funding necessary to retire the Senior Notes and, if needed, replace the Company's existing term loan and revolving credit facility.

     In addition, Novelis announced that it will be requesting an amendment to its $1.8 billion Credit Agreement to modify certain financial covenants and other provisions contained in the Agreement. Specifically, Novelis will request that the lenders under the Credit Agreement temporarily relax the interest coverage covenant, leverage ratio covenant, and fixed charges covenant among other things.

     Following is dial-in information for the conference call:
     U.S. Dial-in: 866-713-8562
     International: 617-597-5310
     Passcode: 84469615

     A webcast of the presentation slides will be provided on the Novelis website at www.novelis.com. The presentation will be available for download shortly before the webcast.

     A replay of the conference call will be available beginning at 10:30 a.m. ET of the same day through October 13, 2006.

     Following is dial-in information for the replay:
     U.S. Dial-in: 888-286-8010
     International: 617-801-6888
     Passcode: 14899132

     Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries and has approximately 12,500 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

     Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements may include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," estimates," "projects," "forecasts," or similar expressions. Examples of such forward-looking statements in this news release include, among other matters, our guidance regarding expected cash flow, projected earnings before taxes for 2006 and 2007, our expectations for shipments for 2006 and 2007, our projected capital expenditure levels for 2006 and 2007; our longer-term forecasted targets for regional income less corporate costs, annual free cash flow, and our debt-to-EBITDA ratio; and our expectation that we will file our financial results for the second quarter of 2006 with the SEC by October 20, 2006. Additionally, there can be no assurance that the company will be successful in its request to amend certain financial covenants and other provisions contained in its $1.8 billion Credit Agreement. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. These statements are based on beliefs and assumptions of Novelis' management, which in turn are based on currently available information. These assumptions could prove inaccurate. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: the level of our indebtedness and our ability to generate cash; relationships with, and financial and operating conditions of, our customers and suppliers; changes in the prices and availability of aluminum (or premiums associated with such prices) or other raw materials we use; the effect of metal price ceilings in certain of our sales contracts; our ability to successfully negotiate with our customers to remove or limit metal price ceilings in our contracts; the effectiveness of our hedging activities, including our internal used beverage can and smelter hedges; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; continuing obligations and other relationships resulting from our spin-off from Alcan; changes in the relative values of various currencies; factors affecting our operations, such as litigation, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions; our ability to improve and maintain effective internal control over financial reporting and disclosure controls and procedures in the future; changes in the fair market value of derivatives; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers' industries; changes in government regulations, particularly those affecting environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreements and other financing arrangements; the continued cooperation of certain debt holders and regulatory authorities with respect to extensions of our 2006 filing deadlines; the development of the most efficient tax structure for the Company; and the payment of special interest due to our failure to timely file our SEC reports and the payment of fees in connection with any related waivers or amendments to our principal debt agreements. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC, and may be discussed in subsequent filings with the SEC. Further, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005, are specifically incorporated by reference into this news release.

     Attachments:
     A) Description of Regional Income and Reconciliation to Earnings Before
        Taxes
     B) Description of Free Cash Flow and Reconciliation to Net Cash Provided by Operating Activities

     Attachment A

     Description of Regional Income

     Due in part to the regional nature of supply and demand of aluminum rolled products and in order to best serve our customers, we manage our activities on the basis of geographical areas and are organized under four operating segments. The operating segments are Novelis North America (NNA), Novelis Europe (NE), Novelis Asia (NA) and Novelis South America (NSA).

     We measure the profitability and financial performance of our operating segments based on Regional Income, in accordance with FASB Statement No. 131, Disclosure About the Segments of an Enterprise and Related Information. Regional Income provides a measure of our underlying regional segment results that is in line with our portfolio approach to risk management. We define Regional Income as income before (a) interest expense and amortization of debt issuance costs;
(b) unrealized gains and losses due to changes in the fair market value of derivative instruments; (c) depreciation and amortization; (d) impairment charges on long-lived assets; (e) minority interests' share; (f) adjustments to reconcile our proportional share of Regional Income from non-consolidated affiliates to income as determined on the equity method of accounting (proportional share to equity accounting adjustments); (g) restructuring (charges) recoveries -- net; (h) gains or losses on disposals of fixed assets and businesses; (i) corporate selling, general and administrative expenses: (j) gains and losses on corporate derivative instruments and exchange items; (k) litigation settlement -- net of insurance recoveries; (l) provision for taxes on income; and (m) cumulative effect of accounting change -- net of tax.

     Reconciliation of Regional Income to Earnings Before Taxes

                                 2006        2006        2007        2007
                                 Low         High        Low         High
                               Estimate    Estimate    Estimate    Estimate
                               --------    --------    --------    --------
Total Regional Income               480         498         575         625
Corporate Costs                    (120)       (110)        (80)        (70)
Interest expense &
 amortization of debt
 discounts & fees                  (204)       (204)       (180)       (175)
Unrealized gains due to
 changes in the fair value
 of derivatives                    (131)       (131)          -           -
Depreciation & amortization        (238)       (238)       (235)       (235)
Litigation settlement -- net
 of insurance recoveries              -           -           -           -
Impairment charges on long
 lived assets                         -           -           -           -
Adjustment to eliminate
 proportional consolidation         (45)        (45)        (45)        (45)
Restructuring charges               (13)        (10)          -           -
Gain (loss) on disposal of
 fixed assets & businesses          (14)          -           -           -
Gains on corporate
 derivative instruments &
 exchange items                       -           -           -           -
Income before provision for
 taxes on income (loss) &
 minority interests' share
 (Earnings Before Tax)             (285)       (240)         35         100

     Attachment B

     Description of Free Cash Flow

     Free cash flow (which is a non-GAAP measure) consists of (a) Net cash provided by operating activities; (b) less dividends and capital expenditures;
(c) less premiums paid to purchase derivative instruments; and (d) net proceeds from settlement of derivative instruments. Dividends include those paid by our less than wholly-owned subsidiaries to their minority shareholders and dividends paid by us to our common shareholders. Management believes that free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for debt service and other value creation opportunities. However, free cash flow does not necessarily represent cash available for discretionary activities, as certain debt service obligations must be funded out of free cash flow. We believe the line on our condensed consolidated and combined statement of cash flows entitled "Net cash provided by operating activities" is the most directly comparable measure to free cash flow. Our method of calculating free cash flow may not be consistent with that of other companies.

     Reconciliation of Net Cash Provided By Operating Activities to Free Cash
Flow

                                 2006        2006        2007        2007
                                 Low         High        Low         High
                               Estimate    Estimate    Estimate    Estimate
                               --------    --------    --------    --------
Net cash provided by
 operating activities               108         136         315         350
Dividends                           (31)        (31)        (10)        (10)
Capital Expenditures               (115)       (110)       (175)       (165)
Premiums paid to
 purchase derivative
 instruments                         (2)         (5)          -           -
Net proceeds from
 settlement of
 derivative instruments             190         210          20          25
Free Cash Flow                      150         200         150         200

SOURCE  Novelis Inc.
     -0-                             09/29/2006
     /CONTACT: Media, Charles Belbin, +1-404-814-4260, or charles.belbin@novelis.com, or Investors, Eric Harris, +1-404-814-4304, or eric.harris@novelis.com, both of Novelis Inc./
     /First Call Analyst: /
     /FCMN Contact: charles.belbin@novelis.com /
     /Web site:  http://www.novelis.com /
     (NVL)